Exhibit 10.13

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

by and among

VERIZON INFORMATION TECHNOLOGIES INC.

PARADISE HOLDCO, INC.

PARADISE MERGERSUB, INC.

and

VERIZON HAWAII INC.

May 21, 2004

i

	ARTICLE X - EMPLOYMENT OF CONTRACTORS OR THIRD PARTIES
10.1.	Subcontractors	16
10.2.	Subcontractor Payments	16

	ARTICLE XI - SINGLE POINT OF CONTACT
11.1.	Single Point of Contact	17

	ARTICLE XII - POLICIES, PROCEDURES AND TRAINING
12.1.	Policies and Procedures	17
12.2.	Training	18
12.3.	No Warranty	18

	ARTICLE XIII - TERM
13.1.	Term	18

	ARTICLE XIV - TERMINATION
14.1.	Termination of Agreement	18
14.2.	Termination of Services	19
14.3.	Survival	20

	ARTICLE XV - LIMITATION ON LIABILITIES
15.1.	Limitation on Liabilities	20
15.2.	No Warranties; No Special Damages	20

	ARTICLE XVI - INDEMNIFICATION
16.1.	Indemnification by Surviving Corporation	21
16.2.	Indemnification by Supplier	21
16.3.	Tax Indemnification	21
16.4.	Joint and Several Liability	21

	ARTICLE XVII - TAXES
17.1.	Taxes	22

	ARTICLE XVIII - RECORDS; ACCESS
18.1.	Records	22
18.2.	Access to Books, Records, Personnel	22

	ARTICLE XIX - DISPUTE RESOLUTION
19.1.	General	23
19.2.	Initiation	23
19.3.	Arbitration Request	23
19.4.	Injunctive Relief	24

ii

	ARTICLE XX - PLANT WORK RULES AND RIGHT OF ACCESS
20.1.	Compliance	24
20.2.	Access to Facilities	24
20.3.	Computer Matters	24

	ARTICLE XXI - INSURANCE
21.1.	Coverage	25
21.2.	Self-insurance	25
21.3.	Rating	25
21.4.	Subrogation	26
21.5.	Indemnification	26

	ARTICLE XXII - MISCELLANEOUS
22.1.	Notices	26
22.2.	Assignment; Exclusivity	28
22.3.	Amendments	28
22.4.	Headings/Captions	28
22.5.	Entire Agreement	28
22.6.	Waiver	28
22.7.	Counterparts	29
22.8.	Governing Law	29
22.9.	Further Assurances	29
22.10.	Severability	29
22.11.	No Third Party Beneficiary	30
22.12.	Independent Contractor	30
22.13.	Governing Provisions	30
22.14.	Force Majeure	30
22.15.	Confidentiality	31

iii

TRANSITION SERVICES AGREEMENT

Transition Services Agreement (this “Agreement”), dated as of May 21, 2004, by and among Verizon Information Technologies Inc. (“Supplier”), Paradise HoldCo, Inc. (“Buyer”), Paradise MergerSub, Inc. (“Merger Sub,” and, following the Closing, the “Surviving Corporation”) and Verizon Hawaii Inc. (“Verizon Hawaii”), for purposes of Section 16.4 only.

RECITALS

WHEREAS, GTE Corporation, Buyer and certain other parties have entered into an Agreement of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will be the surviving entity in a merger (“Merger”) with Verizon HoldCo and at Closing of said Merger, Buyer will own all of the stock of the Surviving Corporation;

WHEREAS, Verizon Hawaii will be a subsidiary of the Surviving Corporation;

WHEREAS, after the Merger, the Surviving Corporation and its Affiliates will operate certain businesses including, but not limited to, a local exchange and long distance telephone company in the State of Hawaii;

WHEREAS, Supplier and its Affiliates have employees with expertise and capabilities to provide contract administrative support and the Transition Services described herein; and

WHEREAS, Buyer, the Surviving Corporation and Supplier (each, a “party” and collectively, the “parties”) desire to enter into an agreement whereby Supplier and its Affiliates, on the terms and conditions set forth in this Agreement, will provide to the Surviving Corporation, for its account and for the benefit of it and its Affiliates, certain services herein defined as Transition Services.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows.

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement but not defined herein shall have the meanings given them in the Merger Agreement. Other capitalized terms, as used herein, have the meanings set forth below or elsewhere in this Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“Approved Third Party Intellectual Property” has the meaning set forth in Section 5.1(ii) hereto.

“Change” has the meaning set forth in Section 3.2(b) hereto.

“Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act and Sections 13(d) and 14(d) of the Securities Exchange Act) that is a direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), acquires by way of a stock issuance, stock purchase, tender offer, merger, consolidation or other business combination or otherwise, greater than 50% of the total voting power entitled to vote in the election of directors of Buyer, Verizon Hawaii or the Surviving Corporation, (ii) any merger, consolidation, reorganization or other business combination with a Person in which Buyer, Verizon Hawaii or the Surviving Corporation does not survive, (iii) any merger, consolidation, reorganization or other business combination in which Buyer, Verizon Hawaii or the Surviving Corporation survives, but the shares of common stock outstanding of the Buyer, Verizon Hawaii or Surviving Corporation or its ultimate controlling Affiliate immediately prior to such merger, consolidation, reorganization or other business combination represent 50% or less of the voting power of Buyer, Verizon Hawaii or the Surviving Corporation after such merger, consolidation, reorganization or other business combination and (iv) any transaction or series of transactions in which assets comprising more than 50% of the total assets of the Buyer or Surviving Corporation and its Subsidiaries (in value) are sold to another Person.

“Change Request” has the meaning set forth in Section 3.2(b) hereto.

“Conforming Change” has the meaning set forth in Section 3.2(a) hereto.

“Cutover” has the meaning set forth in Section 4.2(a) hereto.

“Cutover Plan” has the meaning set forth in Section 4.2 hereto.

“Cutover Planning Committee” has the meaning set forth in Section 4.2(a) hereto.

“Fixed Monthly Service Fee” has the meaning set forth in Section 2.1(a) hereto.

“Force Majeure Event” has the meaning set forth in Section 22.14 hereto.

“Initial Payment” has the meaning set forth in Section 6.2(a) hereto.

“Linked Services” has the meaning set forth in Section 4.1(a) hereto.

“Linked Services Report” has the meaning set forth in Section 4.1(a) hereto.

“Linked Services Report Consideration Period” has the meaning set forth in Section 4.1(a) hereto.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Opt-out Notice” has the meaning set forth in Section 4.1(a) hereto.

“Schedule B Fees” has the meaning set forth in Section 2.4 hereto.

“Schedule B Services” has the meaning set forth in Section 2.4 hereto.

“Service Fee” has the meaning set forth in Section 2.5 hereto.

“Service Modification” has the meaning set forth in Section 3.2(b) hereto.

“Single Point of Contact” has the meaning set forth in Section 11.1 hereto.

“Special Services” has the meaning set forth in Section 2.3 hereto.

“Special Services Fees” has the meaning set forth in Section 2.3 hereto.

“Special Services Threshold” has the meaning set forth in Section 2.3(i) hereto.

“Supplier” has the meaning set forth in the preamble hereto.

“Supplier License Fees” has the meaning set forth in Section 2.2 hereto.

“Supply Cutover Planning Services” has the meaning set forth in Section 4.2(a) hereto.

“Surviving Corporation” has the meaning set forth in the preamble hereto.

“Termination Schedule” has the meaning set forth in Section 4.1(a) hereto.

“Third Party Vendor Costs” has the meaning set forth in Section 2.2 hereto.

“Transition Service” has the meaning set forth in Section 2.1 hereto.

“Unit Based Service Fee” has the meaning set forth in Section 2.1 hereto.

“Verizon Hawaii” has the meaning set forth in the preamble hereto.

ARTICLE II

TRANSITION SERVICES

2.1. Transition Services and Fees.

(a) Following the Closing, and subject to the terms and conditions hereof, Supplier shall arrange for, procure, aggregate and otherwise cause its Affiliates and their employees and agents to provide to the Surviving Corporation and its Affiliates for use in the Business during the term hereof, the Services listed on Schedule A (collectively, the “Transition Services” and each service, a “Transition Service”). Schedule A includes, for each Transition Service, (i) a description of the service (or group of related services) to be performed, (ii) significant performance requirements of Supplier or its Affiliates and the Surviving Corporation and other special terms and conditions relating directly to the services to be performed, and (iii) the base service fee or methodology to calculate the base service fee to be paid to Supplier, including monthly fixed payments (a “Fixed Monthly Service Fee”) or per unit fees or costs (a “Unit Based Service Fee”) as applicable.

(b) Within 60 days following the date hereof, Supplier shall deliver to Buyer additional schedules of Transition Services that will supplement the Services listed on Schedule A, which supplemental schedules shall include, for each supplemental Transition Service: (i) a description of the service (or group of related services) to be performed and (ii) a reference to the significant performance requirements of Supplier or its Affiliates and the Surviving Corporation and other special terms and conditions relating directly to the services to be performed. Such supplemental schedules will include, without limitation, clarification that printed telephone customer bills will include an amount for directory advertisements which amount is timely provided to Supplier by Surviving Corporation in an electronic format compatible with Supplier’s customer telephone billing system. No Fixed Monthly Service Fees or Unit Based Service Fees shall be incurred by Buyer in connection with the performance of the Transition Services set forth on such supplemental schedules. The time spent in preparing such schedules shall be free of charge to Buyer.

2.2. Third Party Vendor Costs. In order to provide the Transition Services, the parties acknowledge and agree that it may be necessary for Supplier to pay third party suppliers or vendors incremental or other costs and expenses or new costs or expenses incidental to Supplier’s providing transition support for the Surviving Corporation, including without limitation, programming fees, Taxes, maintenance fees, initiation and set up costs and license fees and costs associated with any Approved Third Party Intellectual Property as described in Article V (such fees, the “Supplier License Fees” and collectively with all other amounts referred to in this Section 2.2, the “Third Party Vendor Costs”). Such amounts shall be included in the amounts payable to Supplier pursuant to Article VI, provided that in the event that Third Party Vendor Costs

(excluding Taxes and Supplier License Fees) total $5,000,000 in the aggregate under this Agreement, Supplier shall promptly notify Surviving Corporation of such amounts and if Surviving Corporation refuses to include all amounts in excess of such $5,000,000 in Third Party Vendor Costs (excluding Taxes and Supplier License Fees), Supplier may cease to procure services on behalf of the Surviving Corporation that incur such Third Party Vendor Costs; provided further that if Surviving Corporation approves such Third Party Vendor Costs (excluding Taxes and Supplier License Fees) in excess of $5,000,000 in the aggregate, then Supplier shall promptly notify Surviving Corporation in the event that Third Party Vendor Costs (excluding Taxes and Supplier License Fees) in excess of such $5,000,000 in the aggregate under this Agreement total $1,500,000, and thereafter in such $1,500,000 intervals. If Surviving Corporation refuses to include all amounts in excess of any such $1,500,000 interval in Third Party Vendor Costs (excluding Taxes and Supplier License Fees), Supplier may cease to procure services on behalf of the Surviving Corporation that incur such Third Party Vendor Costs.

2.3. Special Services Fees. Buyer, the Surviving Corporation or its representatives may request that Supplier or its Affiliates (1) participate in meetings, telephone calls, training or other consultations which may be (a) necessary for Supplier and its Affiliates or the Surviving Corporation to perform their requirements as described in Schedule A, (b) desirable to the Surviving Corporation in order to perform its requirements described in Schedule A or (c) desirable to the Surviving Corporation in connection with the usage of the Verizon Proprietary Software or (2) prepare a Linked Services Report as contemplated in Section 4.1 (all such services in clauses (1) and (2), the “Special Services”). Supplier and its Affiliates shall provide reasonable services as requested in accordance with the following terms:

(i) from the date hereof until 30 calendar days following the Closing, at no charge, unless and until the total time spent by Supplier and its Affiliates for such Special Services exceeds 1,500 documented hours (the “Special Services Threshold”), in which case Buyer or the Surviving Corporation, as the case may be, shall pay Seller for all such time relating to the provision of such Special Services in excess of the Special Services Threshold at the rate of $85 per hour; and

(ii) from 30 calendar days following the Closing until the end of the term of this Agreement, at the rate of $85 per hour; provided that if the total time spent by Supplier and its Affiliates for Special Services pursuant to clause (i) above does not exceed the Special Services Threshold, then from 30 calendar days following the Closing until the end of the term of this Agreement the time spent by Supplier and its Affiliates rendering Special Services in connection with the Verizon Proprietary Software shall be at no charge, unless and until the total time spent by Supplier and its Affiliates in connection with the Verizon Proprietary Software exceeds the remaining hours available under the Special

Services Threshold, and then Surviving Corporation shall pay Seller for all such time at the rate of $85 per hour (such fees for Special Services under clauses (i) and (ii) of this Section 2.3, and any amount payable pursuant to the immediately following paragraph, the “Special Services Fees”)

In addition to any amounts payable pursuant to clause (i) and (ii), Buyer or the Surviving Corporation, as the case may be, shall reimburse the Seller for all reasonable pre-approved out-of-pocket travel related costs in connection with providing any Special Services hereunder. For the avoidance of doubt, (x) the time spent by the Supplier in preparing a Linked Services Report, if requested, shall be included in the calculation of time spent by the Supplier for Special Services; provided that, notwithstanding anything to the contrary, no more than 750 hours of the time spent in preparing the Linked Services Report shall count towards the Special Services Threshold, and any time spent in preparing the Linked Services Report that is in excess of 750 hours shall be free of charge to Buyer or Surviving Corporation and (y) the time spent by the Cutover Planning Committee in preparing the Cutover Plan shall not be included in the calculation of time spent by the Supplier for Special Services.

2.4. One Time Fees. Prior to the Closing, Supplier and its Affiliates shall provide services associated with account/program transition management and isolation of user access as listed in Schedule B (the “Schedule B Services”) for the one-time fees described on Schedule B (the “Schedule B Fees”), which fees are exclusive of Taxes. Buyer or the Surviving Corporation shall pay Supplier the Schedule B Fees in accordance with Section 6.1.

2.5. Service Fee. Supplier shall administer this Agreement with respect to the delivery of Transition Services. As more fully described in Article XI and subject to specific arrangements set forth in Schedule A, Supplier will coordinate all communications, questions and problem resolution with respect to all Transition Services. The Surviving Corporation shall pay Supplier for Unit Based Service Fees, Special Service Fees, Fixed Monthly Service Fees and Third Party Vendor Costs for each Transition Service as hereinafter described in Article VI (collectively, the “Service Fee”). Without limiting the obligation of the Surviving Corporation under Article VI, Supplier shall be responsible to pay its Affiliates for any Transition Services or Special Services provided and third party vendors for Third Party Vendor Costs. The Service Fee is exclusive of any Taxes.

2.6. Supplier Cutover Planning Services. Supplier will provide the Supplier Cutover Planning Services described in Article IV at no additional cost.

2.7. Performance by Surviving Corporation. Subject to Section 14.2, the Surviving Corporation agrees to perform in a timely fashion those tasks, and to provide the personnel, facilities and accurate information, as are expressly set forth in Schedule A. In addition, the Surviving Corporation agrees to use commercially reasonable efforts to cooperate with Supplier and its Affiliates, and to perform in a timely fashion, those additional commercially reasonable tasks directly related to the Transition Services which Supplier may request. For purposes of clarity, the obligation of Surviving Corporation to use commercially reasonable efforts as described in the preceding sentence shall be satisfied if Surviving Corporation performs such tasks in a manner similar to how such tasks are performed by Parent’s West region telephone operations Affiliates (including those in California, Texas and the Pacific Northwest) which are receiving services similar to the Transition Services from Supplier’s Affiliates.

ARTICLE III

SCOPE OF SERVICES; CHANGES

3.1. General Scope. Transition Services include only services and functions as were provided to Verizon Hawaii and /or its Affiliates, as applicable, on the date immediately prior to the Closing Date, unless the service descriptions on Schedule A specifically indicate otherwise. Unless specifically set forth on Schedule A or specifically allowed or agreed pursuant to the provisions hereof, neither Supplier nor its Affiliates will provide any additional, modified, general or customized services.

3.2. Changes in Scope.

(a) The parties acknowledge and agree that Supplier and its Affiliates shall initially provide the Transition Services utilizing systems and databases used to support Verizon Hawaii (and the Contributing Companies as to the respective service they received) immediately prior to the Closing Date and will adhere to the policies, practices and methodologies used to support Verizon Hawaii immediately prior to the Closing Date. During the term of this Agreement, Supplier may at any time modify the Transition Services, as necessary or desirable, to allow for continued or conforming use of the then-existing systems and databases and to allow for continued or conforming adherence to the then-existing policies, practices and methodologies, which Supplier or its Affiliates then use to provide similar services to Parent’s West region telephone operations Affiliates (each, a “Conforming Change”), provided, that the Conforming Change complies with applicable Law and Surviving Corporation shall not be responsible for any additional costs in connection with such Conforming Change and Supplier shall reimburse Surviving Corporation for all reasonable out-of-pocket costs in connection with the implementation of such Conforming Change. Prior to the implementation of a Conforming Change, Supplier will provide the Surviving Corporation with written notice of such change contemporaneously with the notice provided to Parent’s West region telephone operations Affiliates.

(b) In addition to Conforming Changes, during the term, the parties may, in accordance with the procedures specified in this Article III, (i) mutually agree in writing to modify the terms and conditions relating to any of the Transition Services (a “Service Modification”) or (ii) mutually agree in writing upon the terms and conditions relating to the provision of services that are in addition to any Transition Services (an “Additional Service”). In the event either of the parties desires a Service Modification or an Additional Service (in each case, a “Change”), the party requesting the Change shall deliver a written description of the proposed Change (each, a “Change Request”) to the other party’s Single Point of Contact (as defined in Article XI).

(c) All Change Requests by either party must be consented to by the other party’s Single Point of Contact in writing before either party has any obligation with respect to the proposed Change. Either party may decline to consent to any Change Request for any reason in its sole discretion. A party that is requested to provide its consent to a Change Request will not unreasonably delay in responding to such request. Notwithstanding the foregoing, Supplier shall not withhold its consent to any Service Modification requested by Surviving Corporation that is required to comply with the requirements of a Governmental Authority or applicable Law, and the Surviving Corporation agrees to reimburse Supplier for its increased costs associated with such Service Modification.

(d) If a Conforming Change occurs or a Change Request is approved in accordance with this Article III, the definition of Transition Services and Schedule A will be deemed amended to reflect the implementation of the Conforming Change or Change Request as well as any other terms and conditions agreed upon by the parties in writing.

ARTICLE IV

PRE-CLOSING REPORTS

4.1. Linked Services Report.

(a) Within five calendar days following the date hereof, Buyer may, at its option, request from Supplier good faith determinations of whether certain Transition Services are linked to other Transition Services (such linked services, “Linked Services” and such determinations, a “Linked Services Report”). In such case, during the 30 calendar days following receipt of such request, Seller shall prepare a Linked Services Report and provide the Buyer with two interperiod progress reports with respect to the Linked Services Report, and Buyer may request to narrow the scope of the Linked Services Report based on such interim reports. Within fourteen (14) days following delivery by Seller of the Linked Services Report (such period, the “Linked Services Report Consideration Period”), the Buyer shall (i) deliver to the Supplier a proposed termination schedule with respect to the Transition Services (the “Termination Schedule”) and (ii) notify the Supplier of any Transition Services that Surviving Corporation irrevocably elects not to receive upon the Closing (such election, the “Opt-out Notice”), it being understood that such election shall include all Linked Services related to the Transition Service that the Surviving Corporation elects not to receive. During the Linked Services Report Consideration Period, Seller shall cooperate to assist the Buyer in understanding the Linked Services Report.

(b) If Buyer does not request a Linked Services Report in accordance with Section 4.1(a), then the Surviving Corporation shall receive all Transition Services upon Closing.

4.2. Cutover Plan.

(a) Within 10 calendar days following the date hereof, a committee (the “Cutover Planning Committee”), as contemplated in Section 5.11 of the Merger Agreement, shall be formed and shall hold its initial meeting to commence planning and preparation for the Surviving Corporation to cease using all Transition Services and to operate the Business using Surviving Corporation’s own systems and services or those of some other third party (the “Cutover” and such services provided by the Supplier in connection with the Cutover, the “Supplier Cutover Planning Services”).

(b) Each party (the Buyer and the Surviving Corporation on the one hand and the Supplier on the other hand) shall designate a team of persons for representation in the Cutover Planning Team (such team, a “Cutover Team”). Each party shall designate a member of the Cutover Team as team leader (“Team Leader”) who shall have the primary responsibility and accountability for making team assignments, coordinating communications between teams, and assessing and reporting progress toward meeting the plans and objectives of the Cutover Plan as described below.

(c) The Cutover Teams and Team Leaders shall cooperate with each other and work together in good faith in the development of a written joint report of the plan to implement the Cutover (the “Cutover Plan”). The Cutover Planning Committee shall deliver the Cutover Plan to the Buyer and the Supplier within 60 calendar days following the initial meeting of the Cutover Planning Committee; provided that if the Buyer requests a Linked Services Report pursuant to Section 4.1, then the Cutover Planning Committee shall deliver the Cutover Plan no later than 60 calendar days following the later to occur of: (i) receipt by the Supplier of the Termination Schedule and (ii) receipt by the Supplier of (x) notification from the Buyer not to deliver an Opt-Out Notice or (y) an Opt-Out Notice, if any; and provided further, that the Cutover Planning Committee shall revise the Cutover Plan as necessary during the term of this Agreement. In addition to the initial meeting, the Cutover Teams shall convene meetings periodically as required. Meetings may be face to face or telephonic meetings.

(d) The Cutover Plan will include, without limitation, a plan for: (i) the termination of certain Transition Services and related Linked Services in accordance with a schedule based on the Termination Schedule to the extent commercially reasonable to the Supplier, taking into account the then existing obligations of Supplier and its Affiliates, related and unrelated to this Agreement, (ii) with respect to electronic databases of the Business that are used with the Verizon Proprietary Software, the migration of such databases to the Surviving Corporation or its designee for continued use with the Verizon Proprietary Software without any change in form, format or content,

(iii) with respect to all other electronic databases of the Business, the extraction of data contained in such databases and the transfer of such data to the Surviving Corporation or its designee in a flat data file format, and (iv) a plan for the completion and publication of any print phone directories of the Company and its Subsidiaries that are in process as of the Closing Date. The Cutover Teams will be accountable to oversee the implementation of the Cutover Plan.

ARTICLE V

INTELLECTUAL PROPERTY

5.1. Third Party Intellectual Property. Buyer and the Surviving Corporation understand that certain rights and licenses to use Third Party Intellectual Property are required to provide Transition Services, and that, except as specifically contemplated by Section 5.20(b) of the Merger Agreement, the Surviving Corporation shall not be entitled to have possession of or use the Company’s or its Subsidiaries’ Third Party Intellectual Property after Closing unless the Surviving Corporation or its Affiliates have separate licenses from the third parties. As a result:

(i) Supplier or its Affiliates shall, within 90 calendar days of the date hereof, provide Buyer with (i) a list of the Third Party Intellectual Property required to provide Transition Services (identifying, where applicable, specific product names, version numbers, quantities required (e.g., number of licensed seats, CPUs or MIPS, as applicable) and maintenance and support levels), (ii) a reasonable approximation of the license fees, annual maintenance and support costs with respect to each item of such Third Party Intellectual Property, and (iii) identification of any consents, rights or licenses that would need to be obtained with respect to such Third Party Intellectual Property in order to provide Transition Services;

(ii) Buyer shall, during the 30 calendar days following receipt of such list, notify Supplier in one or more written notifications as to particular items of listed Third Party Intellectual Property that it approves for licensing (such approved Third Party Intellectual Property, the “Approved Third Party Intellectual Property”), it being understood that if Buyer does not notify Supplier of its approval with respect to a particular item of Third Party Intellectual Property within such 30-day period, it shall be deemed to have not approved such item of Third Party Intellectual Property and in such event, the conditions set forth in Section 5.3 shall not have been satisfied with respect to such item of Third Party Intellectual Property; and

(iii) Supplier or its Affiliates shall, during a 60 calendar day period after obtaining Buyer’s approval with respect to a particular item of Approved Third Party Intellectual Property, promptly commence commercially reasonable efforts to obtain, if necessary, at Buyer’s sole cost and expense, any necessary rights or licenses to use such Approved Third Party Intellectual Property to provide Transition Services to the Surviving Corporation. In connection with obtaining the necessary rights or licenses to use the Approved Third Party Intellectual Property, the Supplier agrees to request in writing from the third party, to the extent requested by Buyer, (x) a provision in the license agreement that permits early termination of such license without penalty; (y) a provision in the license agreement that permits assignment of the license and any pre-paid maintenance and support to Surviving Corporation or its Affiliates without additional payments; and (z) the waiver of fees for the right to use Approved Third Party Intellectual Property already in possession of Supplier or its Affiliates for the benefit of Surviving Corporation during the term hereof. It is agreed and understood that the Supplier shall have no obligation to undertake negotiations with respect to the requests to be made pursuant to clauses (x), (y) and (z) of this Section 5.1(iii); provided that Supplier shall use commercially reasonable efforts to communicate to Buyer any counter offers made by such third party and Buyer may negotiate directly with such third party with respect to such counter offers; provided further that such negotiations shall be completed prior to the end of such 60 calendar day period. Surviving Corporation agrees to cooperate as reasonably necessary to assist Supplier with obtaining such licenses. Supplier shall not obtain Third Party Intellectual Property in connection with the provision of Transition Services if it knows that the Buyer or Surviving Corporation already has (or will have immediately following Closing) rights to such Third Party Intellectual Property.

5.2. Alternatives. If any Third Party Intellectual Property is not available to Supplier for any reason, Supplier shall suggest specific product alternatives or alternative providers, if known, and if available, provide such information to the Surviving Corporation within 120 calendar days of the date hereof for approval in accordance with Section 5.1(ii). If there is no such alternative, then Buyer may suggest an appropriate alternative for Supplier’s approval, which approval shall not be unreasonably withheld. If (a) there is no such alternative and (i) Buyer does not suggest an appropriate alternative or (ii) Supplier does not approve Buyer’s suggestion; or (b) the Buyer does not approve the alternative provided by Supplier, then such related Transition Service and Linked Services (if applicable) shall not be provided. If Third Party Intellectual Property is only available to be licensed directly by Surviving Corporation, Supplier shall so notify Surviving Corporation and Surviving Corporation shall obtain for its own account and at its cost and expense (not as a Supplier License Fee) such Third Party Intellectual Property and the right for Supplier to use such Third Party Software in the provision of Transition Services.

5.3. Conditions. Supplier’s agreement to provide each Transition Service shall be contingent upon (i) receiving the Surviving Corporation’s written approval in accordance with Sections 5.1 and 5.2 to obtain, for its account, all required Third Party Intellectual Property and (ii) provided that Supplier complies with its obligations hereunder, obtaining on or prior to the Closing Date, necessary rights or licenses for Third Party Intellectual Property. In the event that either the Surviving Corporation’s approval is not timely obtained or the licenses cannot be obtained, Supplier shall not provide any related Transition Service which cannot be performed without such license and any Linked Services, and the Surviving Corporation shall not be obligated to pay any Service Fees therefor.

ARTICLE VI

PAYMENT FOR TRANSITION SERVICES

6.1. Payment Upon Termination. In the event that the Merger Agreement is terminated prior to the Closing, Supplier will invoice the Buyer for (i) any and all Third Party Vendor Costs accrued prior to the termination, (ii) any Special Services Fees, including all pre-approved travel costs in connection with the performance of such Special Services, (iii) the Schedule B Service Fees if the Merger Agreement is terminated due to a breach by the Buyer; provided that such Schedule B Services were completed on or prior to such termination; provided further that in the event that the Merger Agreement is terminated pursuant to Sections 10.1(b) (because of a failure of the condition in Section 6.1(e) of the Merger Agreement), 10.1(d) or 10.1(e) of the Merger Agreement, then Supplier will invoice Buyer for 50% of the Schedule B Services Fees; and (iv) (without duplication) any and all Taxes arising from or relating to such payments. The Buyer shall pay such invoice, less any amounts disputed in writing, within fifteen (15) calendar days of receipt.

6.2. Service for First Partial Month and First Full Month and Payment.

(a) On the Closing Date, the Surviving Corporation shall pay Supplier in advance (by wire transfer of immediately available funds) the sum (without duplication) of: (i) the aggregate of all Fixed Monthly Service Fees covering all Transition Services (less any amount attributable to any Transition Services and Linked Transition Services covered by an Opt-out Request) to be provided during the first full calendar month of the term of this Agreement plus, assuming the Closing Date is not on the first day of a month, a pro-rata portion of Fixed Monthly Service Fees covering the Transition Services anticipated to be provided for the remainder of the then-current calendar month, and (ii) for Third Party Vendor Costs covering the Transition Services anticipated to be provided during the first full calendar month of the term of this Agreement plus, assuming the Closing Date is not on the first day of a month, a pro rata portion of Third Party Vendor Costs covering the Transition Services anticipated to be provided for the remainder of the then current calendar month and (iii) without duplicating any amount referred to in clause (ii), the amount of any Supplier License Fee that is required to be paid in advance by the Supplier for periods of the term beyond the initial calendar month in which the Closing occurs

(subsections (i) (ii) and (iii) collectively the “Initial Payment”) and (iv) any Taxes arising from or relating to such payments.

(b) On the Closing Date, the Surviving Corporation shall pay Supplier the Schedule B Fees and any and all Taxes arising from or related to such payment, provided that the Schedule B Services have been completed by such date. If the Schedule B Services are not completed by the Closing Date, the Schedule B Fees and any and all Taxes arising from or related to such payment, shall be paid upon completion of the Schedule B Services.

(c) Within thirty (30) calendar days after the end of the calendar month of the Closing Date, assuming that the Closing Date is not on the first day of a month, Supplier will invoice the Surviving Corporation in arrears for (i) the pro-rata portion of the aggregate Unit Based Service Fees and Special Service Fees covering all Transition Services provided during the portion of the calendar month of the Closing Date, and (ii) any Taxes arising from or relating to such payments. The Surviving Corporation shall pay such invoice, less any amounts disputed in writing, within fifteen (15) calendar days of receipt.

(d) Within thirty (30) calendar days after the end of the first full calendar month after the Closing Date, Supplier will invoice the Surviving Corporation in arrears for the (i) aggregate Unit Based Service Fees and Special Service Fees covering all Transition Services provided during the first full calendar month of the term of this Agreement, and (ii) any Taxes arising from or relating to such payments. The Surviving Corporation shall pay such invoice, less any amounts disputed in writing, within fifteen (15) calendar days of receipt.

6.3. Service Invoices for Subsequent Months and Payment.

(a) Prior to the beginning of the second full calendar month of the term of this Agreement, each full month of the term thereafter and any partial month thereafter, the Surviving Corporation shall pay in advance (i) the Fixed Monthly Service Fees and Third Party Vendor Costs (without duplicating any Supplier License Fee paid pursuant to Section 6.2(a)(iii) above) covering all Transition Services to be provided in the immediately following calendar month, or a pro-rata portion of such fees for any partial month and (ii) any Taxes arising from or relating to such payments.

(b) Within thirty (30) calendar days after the end of the second full calendar month of the term of this Agreement, each full month of the term thereafter and any partial month thereafter, Supplier shall invoice the Surviving Corporation in arrears for (i) the aggregate Unit Based Service Fees and Special Service Fees covering all Transition Services provided in the immediately preceding calendar month, or a pro-rata portion of such fees for any partial month and (ii) any Taxes arising from or relating to such payments. The Surviving Corporation shall pay each such invoice, less any amounts disputed in writing, within fifteen (15) calendar days of receipt.

(c) If the Surviving Corporation in good faith disputes owing any amount stated on an invoice, it shall notify Supplier in writing stating the amount of the dispute and giving the reasons for the dispute. The dispute shall be resolved pursuant to the provisions of Article XIX below.

(d) All payments by the Surviving Corporation under this Agreement shall be in U.S. dollars by wire transfer of immediately available funds to Supplier’s designated account. Any terms or conditions contained in Supplier’s invoices that are inconsistent with or supplemental to this Agreement are null and void.

6.4. Invoices. All invoices for amounts due under this Agreement on which Taxes would be due shall indicate the jurisdiction of taxation for such Tax. In addition, with each invoice, Supplier shall provide Surviving Corporation or Buyer, as applicable, a reasonably detailed breakdown of the Third Party Vendor Costs and other charges included on such invoice, provided that Supplier received such a breakdown from such third parties.

6.5. Late Payment. All amounts due Supplier under this Agreement that are not paid within 30 calendar days of their due date (other than any amount which is properly disputed) shall bear interest at the Applicable Rate from the due date until paid.

6.6. Surviving Obligations. Upon early termination of this Agreement, Buyer or Surviving Corporation, as applicable, shall be responsible for paying amounts due or owing to Supplier up to the effective date of such termination. To the extent the Buyer or the Surviving Corporation has made any advance payments of Fixed Monthly Service Fees or Third Party Vendor Costs, and Supplier has been credited for or is not obligated to pay such Third Party Vendor Costs, Supplier will issue a credit to the Surviving Corporation for the unused portion of any such payments, which will be applied against the Service Fee for any remaining Transition Services. Surviving Corporation’s obligation to reimburse Supplier for any Third Party Vendor Costs paid by Supplier which may not be cancelled without penalty, and attributable to the applicable term for the provision of each of the Transition Services under this Agreement, shall survive such termination. To the extent any licenses or rights to Third Party Intellectual Property for which Supplier paid Supplier License Fees are assignable upon any termination or expiration of this Agreement, Supplier and its Affiliates shall, upon request, assign such licenses or rights to Surviving Corporation or its designated Affiliate.

ARTICLE VII

SERVICE LEVEL COMMITMENTS

7.1. General. Supplier and its Affiliates shall devote such time, effort and resources to the performance of Transition Services, as they deem necessary in the exercise of their reasonable discretion to provide the Transition Services specified in Schedule A. Supplier and its Affiliates will perform the Transition Services (i) in compliance with applicable Law and (ii) with the same overall standards of quality, efficiency and timeliness as such services are then being provided by Supplier’s Affiliates either to Parent’s West region telephone operations or to other Affiliates engaged in other business activities substantially similar to those activities conducted by Verizon AssetCo, as the case may be.

ARTICLE VIII

PERSONNEL AND SYSTEMS

PROVIDING TRANSITION SERVICES

8.1. Personnel. Supplier and its Affiliates shall have the sole and exclusive responsibility for selecting and managing their personnel who provide Transition Services and shall supervise them in connection with the performance of Transition Services. Such personnel shall be qualified, in the reasonable opinion of Supplier, for the tasks to which they are assigned. Supplier or its Affiliates shall pay and be responsible for all wages, salary or other compensation, taxes, insurance and, except as expressly specified herein or in any Schedule or separate agreement, other costs and expenses with respect to such personnel.

8.2. Intellectual Property, Equipment and Systems. Supplier and its Affiliates shall have the sole and exclusive responsibility and discretion to select and provide the Intellectual Property, equipment and systems necessary to deliver the Transition Services, provided, however, that the foregoing shall not affect the Supplier’s obligation to comply with any specified service level and the other terms and conditions of this Agreement.

ARTICLE IX

NON-SOLICITATION OF EMPLOYEES

9.1. No Solicitation by Surviving Corporation. During the term and for a period of one year from the termination of this Agreement, neither the Surviving Corporation nor any of its Affiliates shall, without the prior written approval of Supplier, directly or indirectly, solicit any employees of Supplier or any of its Affiliates (other than employees of the Company, the Surviving Corporation or its Subsidiaries) who are engaged in or were engaged in providing Transition Services during the term of this

Agreement, to terminate their relationship with Supplier or any of its Affiliates. The foregoing shall not apply to individuals hired as a result of a general solicitation (such as a newspaper, radio or television advertisement) not directed specifically to employees of Supplier or its Affiliates.

9.2. No Solicitation by Supplier. During the term and for a period of one year from the termination of this Agreement, neither Supplier nor any of its Affiliates shall, without the prior written approval of Surviving Corporation, directly or indirectly, solicit any employees of Surviving Corporation or any of its Affiliates who are engaged in, or were engaged in, receiving Transition Services during the term of this Agreement, to terminate their relationship with Surviving Corporation or any of its Affiliates. The foregoing shall not apply to individuals hired as a result of a general solicitation (such as a newspaper, radio or television advertisement) not directed specifically to employees of Surviving Corporation or its Affiliates.

ARTICLE X

EMPLOYMENT OF CONTRACTORS OR THIRD PARTIES

10.1. Subcontractors. Except as otherwise provided below in this Article X, (i) to the extent that Supplier or any of its Affiliates determines that it is desirable for any reason in their sole discretion, Supplier may contract with reasonably qualified third parties to provide any or all Transition Services to the Surviving Corporation for the remainder of the term and (ii) further, if in the judgment of counsel for Supplier, any Requirement of Law precludes Supplier from performing any Transition Service or performing any of its obligations of this Agreement, Supplier may assign the performance of those obligations to a reasonably qualified third party selected by Supplier in its reasonable discretion after prior consultation with the Surviving Corporation. Supplier will notify the Surviving Corporation in writing of any proposed engagement of any Person (not including any Affiliate of Supplier) as a subcontractor to the extent that such Person performs a Prohibited Activity. Supplier shall not engage any such Person as a subcontractor for the Transition Services without the prior written consent of the Surviving Corporation (which consent shall not be unreasonably withheld or delayed).

10.2. Subcontractor Payments. Supplier shall remain fully responsible for its performance of this Agreement in accordance with its terms, including any obligations it performs through third parties, and Supplier shall be solely responsible for all payments due to third parties; provided, that Surviving Corporation shall be solely responsible for payments due to third parties to the extent that Surviving Corporation has engaged or contracted with such third party. Notwithstanding anything to the contrary, amounts due from Supplier and its Affiliates to their subcontractors shall not be included in the Third Party Vendor costs to the extent such amounts are for services that are duplicative of services for which Supplier is charging a Service Fee. No third party shall be provided access to any Confidential Information of the Surviving Corporation or any of its Affiliates without first signing a confidentiality agreement that contains terms and conditions that are at least as protective as the terms and conditions of the Non-Disclosure Agreement.

ARTICLE XI

SINGLE POINT OF CONTACT

11.1. Single Point of Contact. Buyer, the Surviving Corporation and Supplier shall each appoint a person who shall receive all communications and coordinate responses to questions and concerns on behalf of their respective parties and their Affiliates with respect to this Agreement or the Transition Services, including billing and operational matters (“Single Point of Contact”). Unless otherwise authorized in writing or set forth in the policies and procedures of Supplier or its Affiliates or as specified on any Schedule hereto, Buyer, the Surviving Corporation, Supplier and their Affiliates agree that their representatives and employees shall not contact any representatives of the other party, other than the designated Single Point of Contact. Notwithstanding the provisions of this Article XI, in the event of any network or service outage or other similar emergency relating to any Transition Service, a party shall attempt to contact the Single Point of Contact of the other party, but may also directly contact that person most able to resolve the emergency expeditiously.

ARTICLE XII

POLICIES, PROCEDURES AND TRAINING

12.1. Policies and Procedures. Supplier and its Affiliates agree to follow and abide by all commercially reasonable policies and procedures provided by the Surviving Corporation from time to time in connection with the provision of Transition Services with respect to access to the Surviving Subsidiaries’ or its Affiliates’ systems or premises, to the extent that such policies and procedures do not conflict with the requirements of any Schedule hereto. The Surviving Corporation and its Affiliates agree to follow and abide by all commercially reasonable policies and procedures provided by Supplier from time to time in connection with the provision of Transition Services with respect to (i) provision by Buyer or the Surviving Corporation of data to Supplier or its Affiliates, (ii) Buyer’s or the Surviving Corporation’s access to or use of any Supplier or Affiliate computer support systems and (iii) plant work and right of access rules as further described in Article XX, all to the extent that such policies and procedures do not conflict with the requirements of any schedule hereto, it being understood that the policies applicable to Verizon Hawaii as of the Closing Date shall be deemed to be commercially reasonable.

12.2. Training. To the extent that a party deems reasonably necessary, the other party shall make its employees or representatives reasonably available for training with respect to its policies and procedures, at times and locations mutually agreed upon by the parties.

12.3. No Warranty. The parties acknowledge and agree that Supplier and its Affiliates are not generally in the business of providing commercial transition services, and accordingly, neither Supplier nor any of its Affiliates makes any representation or warranty that any policies, procedures or training materials shall be complete, accurate or suitable for the Surviving Corporation’s purposes, nor shall Supplier be required to revise such policies, procedures or training materials for any reason.

ARTICLE XIII

TERM

13.1. Term. This Agreement shall become effective as of the date first written above and shall expire upon the earlier of: (i) the date that a termination pursuant to Section 14.1 becomes effective and (ii) the nine month anniversary of the Closing Date; provided that, if the Closing occurs before 180 days following the date hereof, then the term shall be extended by such number of days as is equal to the difference of days between the Closing Date and the date that is 180 days following the date hereof. With respect to the Transition Services identified on Schedule A, Supplier and its Affiliates shall commence providing such services on the Closing Date of the Merger and, upon receipt of the Initial Payment and subject to the terms and conditions hereof and of the Cutover Plan, shall provide each Transition Service for the remainder of the term hereof as provided in the Cutover Plan.

ARTICLE XIV

TERMINATION

14.1. Termination of Agreement.

(a) This Agreement shall terminate: (i) upon the termination of the Merger Agreement or (ii) upon the Closing if no Transition Services are to be provided.

(b) Supplier may terminate this Agreement at any time: (i) for non-payment after providing at least thirty (30) days prior written notice to Surviving Corporation and a reasonable opportunity to cure or (ii) after a Change of Control (other than pursuant to the transactions contemplated by the Merger Agreement).

(c) Either party may terminate this Agreement effective at the end of any calendar month for a material breach after providing the other party at least thirty (30) days prior written notice and a reasonable opportunity to cure, provided such termination shall be limited to only those Transition Services to which the material breach relates and any applicable Linked Service.

14.2. Termination of Services.

(a) The Surviving Corporation may not terminate any Transition Service after the Closing, except as may be specified in the Cutover Plan for particular Transition Services; provided, that if the Closing occurs prior to the date contemplated in the Cutover Plan, then the parties agree that the Supplier and the Surviving Corporation may not be in a position to plan for the provision of less than all of the Transition Services. In such case, upon the Closing, Supplier shall provide to the Surviving Corporation all of the Transition Services; provided, that upon the Closing, the Cutover Planning Committee shall revise its Cutover Plan in order that the Supplier may as timely as possible terminate those Transition Services (i) scheduled to be terminated prior to the end of the term of this Agreement pursuant to the Cutover Plan or (ii) listed in an Opt-out Notice, if any, received from the Buyer in accordance with Section 4.1.

(b) The Surviving Corporation acknowledges and agrees that it must be prepared to perform, or have other third parties perform on its behalf, all of the Transition Services without interruption upon the Cutover. Supplier agrees to reasonably cooperate in such planning and preparation and to reasonably cooperate in the transition of the Transition Services to the Surviving Corporation or its designee, including by performing the tasks assigned to it in the Cutover Plan. If at the time of termination or expiration of this Agreement, the Surviving Corporation has not made arrangements to operate the Business without Transition Services from Supplier or has not engaged a third party to provide such services, and upon termination or expiration the Surviving Corporation continues to receive any of the Transition Services for any reason, then the parties agree that Supplier and its Affiliates shall continue to provide the Transition Services that the Surviving Corporation has not transitioned off as well as any applicable Linked Services, until such time as Surviving Corporation can transition off of them. Accordingly, the parties agree that in the event Supplier’s Affiliates continue to provide any Transition Service, the Surviving Corporation shall pay to Supplier (i) in advance each full or partial month of any holdover period, an amount equal to two (2) times the amount of the Service Fees payable for such Transition Services as well as any applicable Linked Services that shall continue after the term of this Agreement, it being understood and agreed that such rate is fair and reasonable, plus (ii) if applicable, interest for nonpayment at the Applicable Rate; provided, however, that Surviving Corporation shall only be required to pay the Service Fees applicable to such Transition Service as well as any applicable Linked Services at the rates otherwise applicable during the initial term of this Agreement if the delay in the Surviving Corporation’s transition off that particular Transition Services is (x) due to a Force Majeure Event (as defined below) and then only to the extent of the duration of such Force Majeure Event or (y) primarily because of acts, omissions or delays of Supplier or its Affiliates or contractors that affect such Transition Service; provided that Buyer shall have been otherwise in compliance with the terms of this Agreement, and then only for the shorter of: the period of delay and 30 calendar days.

14.3. Survival. The following provisions will survive any expiration or termination of this Agreement with respect to any or all of the Transition Services: Article II (“Transition Services”), Article V (“Intellectual Property”), Article VI (“Payment For Transition Services”), Article IX (“Non-Solicitation of Employees”), Article XV (“Limitation on Liabilities”), Article XVI (“Indemnification”), Article XVIII (“Records; Access”), Article XIX (“Dispute Resolution”), Article XXII (“Miscellaneous”) and this Article XIV (“Termination”).

ARTICLE XV

LIMITATION ON LIABILITIES

15.1. Limitation on Liabilities. Except as otherwise provided in Sections 16.1 and 16.2, the liability of Supplier and its Affiliates on the one hand, and of the Surviving Corporation, the Buyer or their Affiliates on the other hand, arising out of or relating to this Agreement, including without limitation on account of performance or nonperformance of obligations hereunder, regardless of the form of the cause of action, whether in contract, tort (including without limitation gross negligence), statute or otherwise, shall in no event exceed: (i) with respect to Supplier’s liability, the sum of the amounts paid and payable to Supplier (excluding Third Party Vendor Costs) under this Agreement at the time the liability arises under this Agreement and (ii) with respect to Buyer’s liability or Surviving Corporation’s liability, the sum of the amounts paid and payable to Supplier at the time the liability arises under this Agreement.

15.2. No Warranties; No Special Damages. OTHER THAN AS DESCRIBED IN ARTICLE VII OR AS OTHERWISE EXPRESSLY STATED HEREIN, SUPPLIER AND ITS AFFILIATES MAKE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE TRANSITION SERVICES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SUBJECT TO THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES IN SECTIONS 16.1 AND 16.2, IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR AFFILIATES BE LIABLE HEREUNDER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND ARISING FROM THE BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS INTERRUPTION.

ARTICLE XVI

INDEMNIFICATION

16.1. Indemnification by Surviving Corporation. The Surviving Corporation or the Buyer, as the case may be, shall, indemnify and hold harmless Supplier and its Affiliates from and against any expense, claim, loss or damage (including court costs and reasonable attorney’s fees) (“Losses”) suffered or incurred by Supplier or its Affiliates in connection with any third party claims against Supplier or its Affiliates arising from or relating to this Agreement, it being agreed that (i) the limitations set forth in Section 15.1 shall not apply to any claim for indemnification under this Section 16.1 and (ii) the obligations set forth in this Section 16.1 shall not apply with respect to any claimed Loss to the extent such Loss is determined finally in any arbitration proceeding to have been caused by Supplier’s or its Affiliates’ breach of this Agreement.

16.2. Indemnification by Supplier. Supplier shall indemnify and hold harmless Surviving Corporation and Buyer, as the case may be, from and against any Losses suffered or incurred by Surviving Corporation or Buyer in connection with any third party claims against Buyer or Surviving Corporation or its Affiliates, arising from or relating to a breach by Supplier or its Affiliates of this Agreement, provided that such obligation shall be subject to the limitations set forth in Section 15.1 except in the event that such acts or omissions are determined finally in any arbitration proceeding to have been caused by Supplier’s or its Affiliates’ gross negligence or willful misconduct, in which case Supplier’s indemnification obligations shall not be subject to such limitations.

16.3. Tax Indemnification. Surviving Corporation shall also indemnify and hold harmless Supplier and its Affiliates from and against any Tax owed to any of them under Article XVII (including any Tax that is the subject of an exemption certificate which exemption is determined to have been inapplicable in whole or in part), plus any costs or expenses (including reasonable attorneys’ fees) suffered or incurred by Supplier or any Affiliate in defending itself against a claim for such Taxes.

16.4. Surviving Liability.

(a) As of the date hereof and until the Closing, Buyer shall be liable for any amounts owed to Supplier and its Affiliates pursuant to this Agreement.

(b) As of the Closing and thereafter, Surviving Corporation and Verizon Hawaii shall be jointly and severally liable for any amounts owed to Supplier and its Affiliates pursuant to this Agreement.

ARTICLE XVII

TAXES

17.1. Taxes. The Surviving Corporation shall pay Supplier or its Affiliates for any Tax (except Income Taxes) levied upon any Transition Service or on Supplier or an Affiliate with respect to any Transition Service; provided, however, to the extent Tax is not collected and remitted by Supplier or its Affiliates, Surviving Corporation may remit such Tax directly to the appropriate Governmental Authority. If the Surviving Corporation determines that any Transition Service is exempt from a Tax, the Surviving Corporation shall provide Supplier with a properly completed and timely exemption certificate for each jurisdiction for which the Surviving Corporation is claiming an exemption before Supplier may exclude the respective Tax from the amounts charged the Surviving Corporation. Supplier will invoice the Surviving Corporation for applicable Taxes with respect to the Transition Services in the manner provided in Article VI. If the Surviving Corporation disputes any invoice for Taxes owing in good faith, it shall immediately notify Supplier in writing, giving the reasons for the dispute. The Surviving Corporation shall be responsible for and will reimburse Supplier for any costs and expenses incurred by Supplier in contesting those Taxes disputed by the Surviving Corporation before the appropriate Governmental Authority. Any amount due under this paragraph, which is not paid within thirty (30) calendar days that is not subject to a good faith dispute, shall bear interest at the Applicable Rate until paid.

ARTICLE XVIII

RECORDS; ACCESS

18.1. Records. Supplier and its Affiliates shall maintain records with respect to the Transition Services that are in a form and contain a level of detail similar to records, if any, that are maintained in providing similar services for Supplier’s Affiliates in Parent’s West region telephone operations (and in any event consistent with applicable Law), for a period of one (1) year after the termination of this Agreement or such longer period as required by applicable Law. Supplier shall also maintain records in accordance with applicable Law and generally accepted accounting principles to substantiate charges for Third Party Intellectual Property and Taxes for a period of one (1) year from the date of termination or expiration of this Agreement. During the period in which Supplier is required to maintain such records, upon prior written request to Supplier, Buyer and the Surviving Corporation shall have access to such records during normal business hours of Supplier or its applicable Affiliate at the place where such records are normally maintained.

18.2. Access to Books, Records, Personnel. During the term of this Agreement and for a limited time thereafter, Supplier and its Affiliates shall permit Surviving Corporation and its employees, auditors and other representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to books and records and appropriate personnel of Supplier and its Affiliates, to the extent such access is reasonably requested by Surviving Corporation in order to permit the evaluation of, and any required reporting, certifications and attestations with respect to, internal controls, processes and systems in connection with the provision of the Transition Services for purposes of compliance with the Sarbanes-Oxley Act of 2002.

ARTICLE XIX

DISPUTE RESOLUTION

19.1. General. Except with respect to injunctive relief described below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which shall not include any challenge or dispute as to the rate for any Transition Service payable under Article II or Section 14.2(b), shall attempt to be settled first, by good faith efforts of the parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out below.

19.2. Initiation. A party that wishes to initiate the dispute resolution process shall send written notice to the other party with a summary of the controversy and a request to initiate these dispute resolution procedures. Each party shall appoint a knowledgeable, responsible representative who has the authority to settle the dispute, to meet and to negotiate in good faith to resolve the dispute. The discussions shall be left to the discretion of the representatives who may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations (i) shall be treated as Confidential Information under the Non-Disclosure Agreement developed for purposes of settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible in the arbitration described above or in any lawsuit pursuant to Rule 408 of the Federal Rules of Evidence. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit. The parties agree to pursue resolution under this subsection for a minimum of thirty (30) calendar days before requesting arbitration.

19.3. Arbitration Request. If the dispute is not resolved under the preceding subsection within thirty (30) days of the initial written notice, either party may demand arbitration by sending written notice to the other party. The parties shall promptly submit the dispute to the American Arbitration Association for resolution by a single neutral arbitrator acceptable to both parties, as selected under the rules of the American Arbitration Association. The dispute shall then be administered according to the American Arbitration Association’s Commercial Arbitration Rules, with the following modifications: (i) the arbitration shall be held in a location mutually acceptable to the parties, and, if the parties do not agree, the location shall be New York City, New York;

(ii) the arbitrator shall be licensed to practice law; (iii) the arbitrator shall conduct the arbitration as if it were a bench trial and shall use, apply and enforce the Federal Rules of Evidence and Federal Rules of Civil Procedure; (iv) except for breaches related to Confidential Information, the arbitrator shall have no power or authority to make any award that provides for consequential, punitive or exemplary damages or extend the term hereof; (v) the arbitrator shall control the scheduling so that the hearing is completed no later than thirty (30) days after the date of the demand for arbitration; and (vi) the arbitrator’s decision shall be given within five (5) days thereafter in summary form that states the award, without written decision, which decision shall follow the plain meaning of this Agreement, and in the event of any ambiguity, the intent of the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. Each party to the dispute shall bear its own expenses arising out of the arbitration, except that the parties shall share the expenses of the facilities to conduct the arbitration and the fees of the arbitrator equally.

19.4. Injunctive Relief. The foregoing notwithstanding, each party shall have the right to seek injunctive relief in an applicable court of law or equity to preserve the status quo pending resolution of the dispute and enforce any decision relating to the resolution of the dispute.

ARTICLE XX

PLANT WORK RULES AND RIGHT OF ACCESS

20.1. Compliance. Subject to any policies and procedures provided as set forth in Article XII above, the employees, subcontractors and agents of the parties, while on the premises of the other, shall comply with all plant rules, regulations and reasonable standards for security.

20.2. Access to Facilities. Each party shall permit reasonable access commensurate with the requirements of the tasks to be performed during normal working hours to its facilities that are used in connection with the performance of Transition Services. No charge shall be made for such visits. Reasonable prior notice shall be given when access is required.

20.3. Computer Matters. Subject to any policies and procedures provided as set forth in Article XII above, to the extent that the Transition Services include a party’s access to computer support systems or electronic data storage systems of the other party or its Affiliates, whether on-site or through remote facilities, the accessing party shall use such computer support systems solely for the purpose of providing or receiving Transition Services. An accessing party or its Affiliates shall not access or attempt to access any computer system, electronic file, software or other electronic services other than those specifically required to accomplish or receive the Transition Services required under this Agreement. Under no circumstances shall either party’s personnel access any networks or facilities of the other party for the purpose of accessing other external networks, nor shall any such capabilities for such access be published or made known via any medium, as for example and not by way of limitation, posting on bulletin boards or E-mail. Any such use or publication shall be a material breach of this Agreement. Neither party shall use back doors, data capture routines, games, viruses, worms or Trojan horses, and any intentional introduction of such into the other party’s data networks shall be deemed a material breach of this Agreement. The party receiving access shall limit such access to those of its employees whom the other party has authorized in writing to have such access in connection with this Agreement or the applicable Transition Service, and shall strictly follow all security rules and procedures for use of the providing party’s electronic resources. All user identification numbers and passwords and any information obtained as a result of access to and use of a party’s computer and electronic data storage systems shall be deemed to be, and shall be treated as, Confidential Information under applicable provisions of the Non-Disclosure Agreement. Each party agrees to cooperate with the other in the investigation of any apparent unauthorized access to a party’s computer or electronic data storage systems.

ARTICLE XXI

INSURANCE

21.1. Coverage. During the term of this Agreement, each party shall obtain and maintain the following insurance: (i) Commercial General Liability, including coverage for (a) premises/operations, (b) independent contractors, (c) products/completed operations, (d) personal and advertising injury, (e) contractual liability and (f) explosion, collapse and underground hazards, with combined single limit of not less than $5,000,000.00 each occurrence or its equivalent; (ii) Worker’s Compensation in amounts required by applicable law and Employer’s Liability with a limit of at least $1,000,000.00 each accident; and (iii) Automobile Liability including coverage for owned/leased, non-owned or hired automobiles with combined single limit of not less than $1,000,000.00 each accident.

21.2. Self-insurance. Without limiting the required coverage amounts set forth in Section 21.1, all parties expressly acknowledge that a party shall be deemed to be in compliance with the provisions of this Section 21.2 if it maintains an approved self-insurance program providing for retention of up to $1,000,000.00. If either party provides any of the foregoing coverage on a claims made basis, such policy or policies shall be for at least a three (3) year extended reporting or discovery period.

21.3. Rating. Unless otherwise agreed, all insurance policies shall be obtained and maintained with companies rated A or better by Best’s Key Rating Guide, and each party shall, upon request, provide the other party with an insurance certificate confirming compliance with the requirements of this Section 21.3.

21.4. Subrogation. The parties shall each obtain from the insurance companies providing the coverage required by this Agreement, the permission of such insurers to allow such party to waive all rights of subrogation and such party does hereby waive all rights of said insurance companies to subrogation against the other party, its affiliates, subsidiaries, assignees, officers, directors and employees.

21.5. Indemnification. In the event any party fails to maintain the required insurance coverage and a claim is made or suffered, such party shall indemnify and hold harmless the other parties from any and all claims for which the required insurance would have provided coverage.

ARTICLE XXII

MISCELLANEOUS

22.1. Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)	If to the Buyer, to:

Paradise HoldCo, Inc.

c/o The Carlyle Group

520 Madison Avenue, 41st Floor

New York, NY 10022

Facsimile No.: (212) 381-4901

Attention: James A. Attwood, Jr.

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, NY 10022

Facsimile No.: (212) 754-4864

Attention: R. Ronald Hopkinson

(b)	If to the Surviving Corporation, to:

Paradise MergerSub, Inc.

c/o The Carlyle Group

520 Madison Avenue, 41st Floor

New York, NY 10022

Facsimile No.: (212) 381-4901

Attention: James A. Attwood, Jr.

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, NY 10022

Facsimile No.: (212) 754-4864

Attention: R. Ronald Hopkinson

(c)	If to Verizon Hawaii, to:

Verizon Hawaii Inc.

1177 Bishop St.

Honolulu, HI 96813

Facsimile No.: (808) 546-6194

Attention: President

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

Suite 1000

New York, NY 10022

Facsimile No.: (212) 754-4864

Attention: R. Ronald Hopkinson

(d)	If to Supplier, to:

Stephen E. Smith

Vice President - Business Development

Verizon Domestic Telecom

1717 Arch Street, 29th Floor

Philadelphia, PA 19103

Facsimile No.: (215) 557-7249

With a copy (which shall not constitute notice) to:

Dale R. Chamberlain

Assistant General Counsel

Verizon Services Group

600 Hidden Ridge, HQE02H44

Irving, TX 75038

Facsimile No.: (972) 719-0028

or to such other address or addresses as such party may from time to time designate by like notice.

22.2. Assignment; Exclusivity. The Surviving Corporation and its Affiliates shall not assign any of their rights or obligations under this Agreement (by assignment, operation of law, merger or otherwise) without the prior written consent of Supplier, which may be withheld in its sole discretion, and any such prohibited assignment shall be null and void; provided, however, that (i) Buyer, the Surviving Corporation and their Affiliates may, without the consent of Supplier (A) assign any of their rights and obligations, in whole or in part, hereunder to any Affiliate of Buyer controlled, directly or indirectly, by TCG Holdings, L.L.C. or by the members of TCG Holdings, L.L.C. and (B) collaterally assign, in whole or in part, any of their rights hereunder as security to one or more lenders; provided that such lenders agree to the terms and conditions of this Agreement. The Supplier may assign any of its rights and obligations to an Affiliate or Affiliates of Supplier without the consent of Buyer or Surviving Corporation. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective permitted successors and assigns. The Transition Services shall be used by the Surviving Corporation and its Affiliates solely for the operation of the Business.

22.3. Amendments. This Agreement may be amended or modified only by a subsequent writing signed by authorized representatives of all parties.

22.4. Headings/Captions. The headings and captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement nor as in any way limiting or amplifying the terms and provisions hereof.

22.5. Entire Agreement. This Agreement (together with Schedules A and B) and the Merger Agreement supersede and revoke any prior discussions and representations, other agreements, term sheets, commitments, arrangements or understandings of any sort whatsoever, whether written or oral, that may have been made or entered into by the parties relating to the matters contemplated hereby.

22.6. Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege available to each party at law or in equity.

22.7. Counterparts. This Agreement may be executed in one or more counterparts, any or all of which shall constitute one and the same instrument.

22.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (except that no effect shall be given to any conflicts of law principles of the State of New York that would require the application of the laws of any other jurisdiction). The parties irrevocably submit to the exclusive jurisdiction of any New York State Court or any Federal Court located in the borough of Manhattan in the City of New York for purposes of any suit, action or other proceeding to enforce any arbitration award under Article XIX and to obtain relief to protect the status quo pending the completion of arbitration proceedings arising out of this Agreement. The parties agree that service of process, summons or notice or document by U.S. registered mail to such party’s respective address set forth in Section 21.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. In the event of any breach of the provisions of this Agreement, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

22.9. Further Assurances. From time to time after the Closing Date, as and when requested by one of the parties, the other party will use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Supplier and the Surviving Corporation, to provide or receive the services or perform the obligations contemplated by this Agreement.

22.10. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill, as closely as possible, the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

22.11. No Third Party Beneficiary. Nothing herein expressed or implied is intended to confer upon any Person, other than the parties and their respective permitted assignees, any right, obligations or liabilities under or by reason of this Agreement; provided however, that notwithstanding the foregoing, each subsidiary of the Surviving Corporation which engages in the Business in whole or in part is an intended third party beneficiary.

22.12. Independent Contractor. The parties hereto understand and agree that this Agreement does not make any of them an agent or legal representative of any other for any purpose whatever. No party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of any other party or to bind any other party in any manner whatsoever. The parties expressly acknowledge (i) that Supplier and its Affiliates are independent contractors with respect to the Surviving Corporation and its Affiliates in all respects, including, without limitation, the provision of Transition Services and (ii) the parties are not partners, joint venturers, employees or agents of or with each other.

22.13. Governing Provisions. To the extent that any of the provisions, terms or conditions set forth in Articles IV, XI or XII of this Agreement are inconsistent with the specific provisions or descriptions set forth in Schedules A or B, the provisions of Schedule A or B shall govern and control.

22.14. Force Majeure. If performance of any Transition Service or other obligation under this Agreement is prevented, restricted, interrupted or interfered with by reason of acts of God, wars, revolution, civil commotion, acts of public enemy, embargo, acts of government in its sovereign capacity, labor difficulties, including, without limitation, strikes, slowdowns, picketing or boycotts, communication line failures, power failures, or any other circumstances beyond the reasonable control and not involving any willful misconduct or gross negligence of the party seeking relief under this Section 21.14 or its Affiliates (each, a “Force Majeure Event”), such party upon giving prompt notice to the other, shall be excused from such performance on a day-to-day basis during the continuance of such prevention, restriction or interference, provided, however, that such party shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance and shall proceed immediately with the performance of its obligations under this Agreement whenever such causes are removed or cease, provided further, however, that, except as provided in Article XIV, in no event shall any of the foregoing result in an extension of the term of this Agreement. Notwithstanding the foregoing, if Supplier’s performance is excused by a Force Majeure Event, and Supplier fails to resume full performance of all its obligations hereunder within ten (10) Business Days of the onset of the Force Majeure Event, the Surviving Corporation may terminate this Agreement without penalty or other liability whatsoever (other than for Transition Services previously rendered), in whole or in part, immediately upon written notice to Supplier. Furthermore, if either party does not perform any of its obligations hereunder as a result of a Force Majeure Event, and the other party’s performance of its obligations hereunder are conditioned upon the first party’s performance, then notwithstanding anything in this Agreement to the contrary, the party’s performance will be excused until such time as the first party has performed those obligations prevented by the Force Majeure Event.

22.15. Confidentiality. All disclosures of any of the parties or their respective Affiliates to the other parties or their Affiliates pursuant to the provisions of, or in the course of performance of, the obligations of this Agreement shall be deemed confidential information and shall be subject to the provisions in the Non-Disclosure Agreement and the Merger Agreement. For this purpose only, the terms of such confidentiality provisions shall be deemed not to terminate until a date which is two (2) years after the termination of this Agreement.

IN WITNESS WHEREOF, the parties, acting through their duly authorized representatives, have caused this Agreement to be duly executed and delivered as of the date first above written.

VERIZON INFORMATION TECHNOLOGIES INC.

By:	/s/ Clifford W. Wolf, Jr.
	Name:	Clifford W. Wolf, Jr.
	Title:	Vice President, Finance

PARADISE HOLDCO, INC.

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	President

VERIZON HAWAII INC.

By:	/s/ Illegible
Name:
Title:

PARADISE MERGERSUB, INC.

By:	/s/ James A. Attwood, Jr.
	Name:	James A. Attwood, Jr.
	Title:	President

GTE Corporation hereby joins in this Agreement for the sole purpose of (i) agreeing to cause Supplier and its Affiliates to perform its obligations hereunder and (ii) agreeing to indemnify and hold harmless the Surviving Corporation from the non-payment of any amount due to the Surviving Corporation from Supplier or its Affiliates.

GTE CORPORATION

By:	/s/ Marianne Drost
Name:
Title: